 Exhibit 8.1

595 Market Street 26th Floor San Francisco, California 94105-2839 T 415.541.0500 F 415.541.0506

January 26, 2012

Redwood Trust, Inc.

One Belvedere Place

Suite 300

Mill Valley, CA 94941

Sequoia Residential Funding, Inc.

One Belvedere Place

Suite 330

Mill Valley, CA 94941

Re:    Sequoia Mortgage Trust 2012-1 / Tax Opinion

Ladies and Gentlemen:

We have acted as your special tax counsel in connection with the offering of $405,959,000 (Approximate) aggregate principal amount of Sequoia Mortgage Trust 2012-1 Mortgage Pass-Through Certificates, Series 2012-1, Class 1-A1, Class 1-AX, Class 2-A1, Class 2-AX, Class B-1, Class B-2 and Class B-3 (the “Certificates”) to be issued by Sequoia Mortgage Trust 2012-1 (the “Trust Fund”). Reference is hereby made to the Depositor’s Shelf Registration Statement on Form S-3 (Registration Statement No. 333-159791) filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Act”) and declared effective on August 21, 2009. The Trust Fund is being established by Sequoia Residential Funding, Inc. (the “Depositor”) pursuant to the Pooling and Servicing Agreement, dated as of January 1, 2012 (the “Pooling Agreement”), among the Depositor, Wells Fargo Bank, N.A., as Master Servicer and Securities Administrator and U.S. Bank National Association, as Trustee. The Certificates will be issued pursuant to the Pooling Agreement and are being offered pursuant to the Prospectus dated January 19, 2012 (the “Prospectus”), as supplemented by the Prospectus Supplement dated on or shortly after the date hereof (the “Prospectus Supplement”). In connection with certain SEC filing requirements under the Act, you have requested that we deliver our opinion regarding certain federal income tax matters described in the Prospectus and the Prospectus Supplement. In addition to this opinion, we expect to deliver to the underwriters on the Closing Date an opinion in substantially the form hereof. Each capitalized term used but not defined herein has the meaning assigned thereto in the Pooling Agreement.

In formulating our opinions, we have reviewed copies of (i) the Prospectus and Prospectus Supplement, (ii) the Pooling Agreement and forms of the Certificates issued pursuant thereto, (iii) the Mortgage Loan Purchase and Sale Agreement (“MLPSA”) between RRAC and the Depositor, dated January 27, 2012, (iv) the underlying purchase agreements and servicing agreements listed on Exhibits H-1 and H-2, respectively, to the Pooling Agreement and the Acknowledgments, each dated January 27, 2012, assigning RRAC’s rights under the foregoing purchase and/or servicing agreements to the Depositor, and (v) such other records and documents provided to us by the Depositor as we have deemed necessary or appropriate as a basis for the opinions set forth below.

REDWOOD TRUST, INC.

SEQUOIA RESIDENTIAL FUNDING, INC.

January 26, 2012

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or finals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies. In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been and/or will be consummated in accordance with the terms of such operative documents, and that such documents accurately reflect the material facts of such transactions.

Our opinion is also based on the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, each as amended to the date hereof (the “Code”), administrative rulings, judicial decisions and other applicable authorities. The statutory provisions, regulations, and interpretations on which our opinion is based are subject to change, possibly retroactively. In addition, there can be no complete assurance that the Internal Revenue Service will not take positions contrary to the conclusions stated in our opinion.

Based on the foregoing, we are of the opinion that, assuming (i) the making of a timely election to treat the Trust Fund as consisting of multiple REMICs, each comprised of the assets and interests specified in the Pooling Agreement and (ii) compliance with the provisions of the Pooling Agreement and with the purchase and servicing agreements as modified by the applicable Acknowledgment, for United States federal income tax purposes:

1.	the statements in the Prospectus under the heading “Material Federal Income Tax Consequences,” as supplemented or modified by the statements in the Prospectus Supplement under the heading “Material Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions with respect to United States federal income tax matters, are correct in all material respects; and

2.	each segregated asset pool for which the Pooling Agreement directs the Trustee to make a REMIC election will qualify as a REMIC within the meaning of Section 860D of the Code.

Other than as expressly stated above, we express no opinion on any issue relating to the Depositor, the Trust Fund, or to any other securities issued by them, or under any law other than United States federal income tax laws.

We impose no limit on your disclosure of this opinion or the tax treatment or tax structure of the transactions described herein. However, we are furnishing this opinion to you solely in connection with the initial sale of the Certificates and it cannot be relied upon by any other person or for any other purpose without our express written permission.

REDWOOD TRUST, INC.

SEQUOIA RESIDENTIAL FUNDING, INC.

January 26, 2012

We hereby consent to the filing of this letter and the references to Chapman and Cutler LLP under the heading “Material Federal Income Tax Consequences” in the Prospectus and the heading “Material Federal Income Tax Consequences” in the Prospectus Supplement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Chapman and Cutler LLP